Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated June 12, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PZ25

Pricing Date:		June 12, 2008

Settlement Date:	June 17, 2008

Maturity Date:		July 10, 2009

Principal Amount:	$125,000,000
       			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.01%

All-in Price to Issuer:	99.99%

Net Proceeds to Issuer:	$124,987,500

Floating Rate Index:	1 Month LIBOR

Floating Rate Spread:	+ 1 basis point

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Monthly

Initial Interest Payment Date:  July 10, 2008 (short first coupon
				interpolated between 2 week and 1 Month
				LIBOR)

Initial Interest Rate:	1 Month LIBOR determined on June 13, 2008
			+ 1 basis point, accruing from June 17, 2008

Interest Payment Dates:	On the 10th of each calendar month and on the
       			Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
			For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next
			Interest Payment Date

Interest Determination Dates:  Second London Banking Day preceding
			       each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Barclays Capital Inc.

DTC Number:		#7256

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 x2663.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication
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